Filed pursuant to
Rule 424(b)(3)
333-226035

BRIGHTHOUSE LIFE INSURANCE COMPANY

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

Supplement dated February 19, 2020 to the prospectuses

for the annuity contracts listed below

This supplement describes a change to the annuity contracts listed below issued by Brighthouse Life Insurance Company or Brighthouse Life Insurance Company of NY (together with Brighthouse Life Insurance Company, “we” or “us”). This supplement should be read in its entirety and kept together with your prospectus for future reference. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the prospectus.

On December 20, 2019, the Setting Every Community Up for Retirement Enhancement (“SECURE”) Act was passed as part of a comprehensive government appropriations bill. The legislation makes changes to laws affecting IRAs and qualified retirement plans and includes provisions with a January 1, 2020 effective date.

(1)

Effective January 1, 2020, the age on which required minimum distributions (“RMDs”) generally must begin for IRAs and qualified retirement plans is extended from age 70 1⁄2 to age 72. This change only applies if you attain age 70 1⁄2 on or after January 1, 2020. Other requirements relating to RMD payments remain the same.

(2)

Pursuant to the SECURE Act, effective January 1, 2020, when an IRA owner dies, any remaining interest must generally be distributed within 10 years after their death, unless an exception applies. An exception permits an “eligible designated beneficiary” to take distributions over their life or a period not exceeding their life expectancy. An eligible designated beneficiary includes: the IRA owner’s spouse or minor child (until the child reaches age of majority), certain disabled or chronically ill individuals, and individuals who are not more than 10-years younger than the IRA owner.

Consult your tax adviser if you think you may be affected by these changes.

SUPP-SLS-SECUREACT-0220

Supplement to the prospectus for the following annuity contracts:

Brighthouse Life Insurance Company

Brighthouse Shield® Level Select 6-Year Annuity

Brighthouse Shield® Level Select 6-Year Annuity v.3

Brighthouse Shield® Level Select 3-Year Annuity

Brighthouse Shield® Level 10 Advisory Annuity

Brighthouse Shield® Level 10 Annuity

Brighthouse Shield® Level Select Advisory Annuity

Brighthouse Life Insurance Company of NY

Brighthouse Shield® Level Select 6-Year Annuity

Brighthouse Shield® Level Select 6-Year Annuity v.3

Brighthouse Shield® Level Select 3-Year Annuity

Brighthouse Shield® Level 10 Annuity

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE